Exhibit 33.3

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB
SERVICING CRITERIA

Perpetual Trustee Company Limited (the "Asserting Party") is responsible for assessing compliance as of June 30, 2006 and for the period from March 14, 2006 (date of issuance of the Medallion 2006-1G Series Trust) through June 30, 2006 (the "Reporting Period") with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), except for criteria 229.1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(i), 1122(d)(3)(i), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv) in the CFR, which the Asserting Party has concluded are not applicable to the servicing of the Medallion 2006-1G Series Trust asset-backed securitisation transaction backed by housing loan receivables and serviced by the Asserting Party (the "Applicable Servicing Criteria"). The sole asset-backed securitisation transaction covered by this report was the Medallion 2006-1G Series Trust.

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria for the Medallion 2006-1G Series Trust asset-backed securitisation transaction backed by housing loan receivables serviced by the Asserting Party.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

Perpetual Trustee Company Limited

Date:  19 September 2006

By:           /s/ Chris Green

Name:  Chris Green, Head of Debt Markets, Perpetual Trustee Company Limited